Exhibit 28 (e) (22) under Form N-1A

Exhibit 1 under Item 601/Reg S-K

Exhibit GG

to the

Distributor’s Contract

FEDERATED INCOME SECURITIES TRUST

Federated Floating Rate Strategic Income Fund

Federated Short-Term Income Fund

Class R6 Shares

The following provisions are hereby incorporated and made part of the Distributor’s Contract dated December 3, 1991, between Federated Income Securities Trust and Federated Securities Corp. (“FSC”) with respect to the Class R6 Shares of Federated Floating Rate Strategic Income Fund and Federated Short-Term Income Fund set forth above.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor’s Contract dated December 3, 1991, between Federated Income Securities Trust and FSC, executes and delivers this Exhibit with respect to the Class R6 Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of September, 2016.

FEDERATED INCOME

SECURITIES TRUST

By: _____________________________

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: ______________________________

Name: Paul A. Ulhman

Title: President